Exhibit 10.08

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of this 10th day of January 2006 (the “Agreement Date”) by and between Alberto-Culver Company, a Delaware corporation (the “Company”), and Howard B. Bernick (the “Executive”).

WHEREAS, the Company and the Executive have entered into the Severance Agreement dated as of December 1, 1996, as amended as of May 28, 1999 (the “Severance Agreement”), pursuant to which the Executive would be entitled to payments and benefits in the event that the Executive’s employment were terminated under the circumstances set forth in the Severance Agreement following, among other things, the approval by the stockholders of the Company of a transaction that constitutes a Change in Control (as defined in the Severance Agreement);

WHEREAS, the Company and Regis Corporation, a Minnesota corporation (“Regis”), may enter into a transaction whereby Regis or a subsidiary of Regis would be merged with Sally Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“SHI” and such transaction, the “Transaction”);

WHEREAS, the Company will treat the Transaction as though it constitutes a Change in Control for the purposes of, and as such term is defined under, the Employee Stock Option Plan of 2003, Employee Stock Option Plan of 1988, 2003 Restricted Stock Plan and 1994 Restricted Stock Plan and accordingly accelerate the vesting of all options to purchase, and restricted shares of, common stock of the Company issued under such plans, including those held by the Executive;

WHEREAS, in respect of the Company’s Management Incentive Plan and the 1994 Shareholder Value Incentive Plan, the Company will treat the Transaction as though it constitutes a Change in Control (as such term is defined therein) for the participants in such plans, including the Executive; and

WHEREAS, the Company and the Executive desire to enter into this Agreement pursuant to which the Severance Agreement shall be terminated, and the Executive’s employment shall terminate, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Company and the Executive hereby agree as follows:

1. Termination of Severance Agreement. The Company and the Executive acknowledge that the Transaction is currently contemplated to take the following form: the shares of SHI owned by the Company would be distributed to the Company’s stockholders pursuant to a tax-free spin-off of SHI and, immediately thereafter, SHI would be merged with Regis or a subsidiary of Regis and those SHI shares would be converted into shares of common stock of Regis. As a result of the Transaction under such form, SHI would become a wholly owned subsidiary of Regis. In addition, the Company and the Executive agree that at the time of the spin-off of SHI (the “Effective Time”), the Executive will cease to be an employee or director of the Company or any of its subsidiaries. In order to resolve all issues that could arise with respect to the Severance Agreement by reason of the Transaction and the Executive’s termination of employment, the Executive, on behalf of the Executive and any person claiming through the Executive, and the Company hereby (i) agree that the Transaction, however effected, shall not be deemed to constitute a Change in Control for purposes of the Severance Agreement and (ii) terminate effective immediately prior to the Effective Time the Severance Agreement and any and all rights the Executive may have to any payments or benefits pursuant to the Severance Agreement.

2. Consideration.

In consideration for the Executive’s entering into this Agreement, the Company and the Executive agree that upon the termination of the Executive’s employment by the Company, as agreed to in Section 1, at the Effective Time, the Executive shall become entitled to the payments and benefits set forth in Schedule I hereto, subject to any conditions (including the execution of a release) identified on Schedule I.

If the Executive shall be entitled to any payments or benefits pursuant to the Severance Agreement in connection with a Change in Control unrelated to the Transaction with Regis and its affiliates, then the Executive shall not be entitled to any payments or benefits hereunder.

3. Position at Company. While employed by the Company, the Executive (i) shall continue to serve as the Chief Executive Officer of the Company and shall have all customary powers and duties associated with such office, consistent with prior practice and (ii) the Executive shall be eligible for and receive compensation, benefits and perquisites in the ordinary course in a manner consistent with past practice.

4. Limitations on Payments to the Executive. Solely for the purposes of the computation of benefits under this Agreement and notwithstanding any other provisions hereof, payments to the Executive under this Agreement shall be reduced (but not below zero) so that the present value, as determined in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”), of such payments plus any other payments that must be taken into account for purposes of any computation relating to the Executive under Section 280G(b)(2)(A)(ii) of the Code, shall not, in the aggregate, exceed 2.99 times the Executive’s “base amount,” as such term is defined in Section 280G(b)(3) of the Code. Notwithstanding any other provision hereof, no reduction in payments under the limitation contained in the immediately preceding sentence shall be applied to payments hereunder which do not constitute “excess parachute payments” within the meaning of the Code. Any payments in excess of the limitation of this Section 4 or otherwise determined to be “excess parachute payments” made to the Executive hereunder shall be deemed to be overpayments which shall constitute an amount owing from the Executive to the Company with interest from the date of receipt by the Executive to the date of repayment (or offset) at the applicable federal rate under Section 1274(d) of the Code, compounded semi-annually, which shall be payable upon demand; provided, however, that no repayment shall be required under this sentence if in the written opinion of tax counsel satisfactory to the Executive and delivered to the Executive and the Company such repayment does not allow such overpayment to be excluded for federal income and excise tax purposes from the Executive’s income for the year of receipt or afford the Executive a compensating federal income tax deduction for the year of repayment.

5. Agreement Date; Termination of Agreement. This Agreement shall be effective on the Agreement Date. This Agreement shall terminate and be of no further force or effect if and only if (a) the principal agreements related to the Transaction are not signed by the Company and Regis on or prior to January 31, 2006, or (b) such principal agreements are terminated prior to the consummation of the Transaction.

6. Withholding Taxes. The Company may withhold from all payments due to the Executive (or the Executive’s estate or beneficiaries) hereunder all taxes which, by applicable federal, state, local or other law, are required to be withheld therefrom.

7. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company after the Effective Time.

8. Successors. This Agreement shall inure to the benefit of and be enforceable by, and binding upon, the Company and its respective successors and assigns, and by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

9. Notices. All notices and other communications given in connection with this Agreement shall be in writing and shall be duly given upon receipt when delivered by United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to the Executive, to the Executive’s most recent address as it appears in the records of the Company, with a copy to Michael Nemeroff, Esq. of Vedder Price, 222 North LaSalle Street, Chicago, Illinois 60601, Facsimile: 312/609-5005 and if to the Company, to Alberto-Culver Company, 2525 Armitage Avenue, Melrose Park, Illinois, 60160, attention of the General Counsel (the “Committee”), or (ii) to such other address as any party may have furnished to the other parties in writing in accordance herewith.

10. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

12. Application of Section 409A. Notwithstanding the foregoing, if the Company or the Executive reasonably and in good faith determines that payment of any amount pursuant to this Agreement at the time provided for such payment would cause any amount so payable to be subject to Section 409A(a)(1) of the Code, then such amount shall instead be paid at the earliest time at which it may be paid without causing this Agreement to be subject to Section 409A(a)(1) and all of the provisions of this Agreement shall be interpreted in a manner consistent with this Section 12. The Company shall have the right to make such amendments, if any, to this Agreement as shall be necessary to avoid the application of Section 409A(a)(1) of the Code to the payments of amounts pursuant to this Agreement, and shall give prompt notice of any such amendment to the Executive. If the Company defers payments to the Executive pursuant to this Section 12, then the Company shall provide Executive with prompt written notice thereof, including reasonable explanation and the estimated date on which it has determined it is permitted to make the payments deferred under this Section 12. In any event, the payments will not take longer than 190 days from the Effective Time, provided however that the medical insurance coverage to be provided under Schedule I shall extend beyond this period pursuant to the terms of Schedule I and provided further that to the extent it is determined that Section 409A would apply to such benefit if provided immediately after the Effective Time, such benefit shall commence as soon as possible without being subject to 409A, or the parties shall mutually agree on a mechanism to permit the benefit to be so provided.

13. Non-Disparagement.

(a) The Company will not, nor will it cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Executive or his business reputation; provided however that this provision shall not preclude such truthful disclosure or testimony as may be required before any tribunal or administrative agency, or under any applicable law, regulation or rule or by any listing requirements of any securities exchange on which any securities of the Company are listed, provided further that no damages shall be awarded pursuant to this section unless the basis therefor is established in a court of competent jurisdiction.

(b) The Executive will not, nor will he cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company; provided, however that this provision shall not preclude such truthful disclosure or testimony as may be required before any tribunal or administrative agency, or under any applicable law, regulation or rule or by any listing requirements of any securities exchange on which any securities of the Company are listed, provided further that no damages shall be awarded pursuant to this section unless the basis therefor is established in a court of competent jurisdiction.

14. Professional Fees. The Company shall pay Executive’s legal and other professional fees incurred in connection with the completion of this Agreement not to exceed $75,000.

15. Treatment of Options. The Executive holds options to purchase shares of the common stock of the Company, par value $0.22 per share, issued under, and subject to the terms of, the Company’s equity plans. The Company’s Board of Directors (including its Compensation and Leadership Development Committee) shall not take any action to cause such options to be converted, and shall not allow such options to be converted, into options to purchase equity securities of Regis, as a result of the Transaction or otherwise. The number of shares subject to such options and the exercise price thereof will be adjusted on the same basis as the options held by all of the employees of the Company.

16. Miscellaneous. Capitalized terms not defined herein shall have the meanings assigned to them in the Severance Agreement. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.

17. Recitals. The recitals to this Agreement are hereby incorporated by reference into, and are deemed an integral part of, this Agreement.

18. Release by Company. The Company, on behalf of itself and anyone claiming through it (the “Company Releasing Parties”), hereby agrees not to sue the Executive based upon facts that are known on the date of this Agreement by any director of the Company (not including the Executive) as of the date of this Agreement (“Known Facts”), and agrees to release and discharge, fully, finally and forever, the Executive from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, asserted or not asserted, foreseen or unforeseen, which the Company Releasing Parties ever had or may presently have against the Executive arising from the beginning of time up to and including the effective date of this Agreement, including, without limitation, all matters in any way related to Executive’s employment by the Company or his service as an officer or director of the Company or the terms and conditions thereof, but only to the extent such claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands are based upon Known Facts; provided, however, that nothing contained in this Section 18 shall apply to, or release the Executive from, any obligation or commitment of Executive contained in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the dates set forth below.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Its:	Senior Vice President, General Counsel and Secretary
Date:	January 10, 2006

HOWARD B. BERNICK

/s/ Howard B. Bernick
Date:	January 10, 2006

[Signature Page to Howard Bernick Termination Agreement]

SCHEDULE I

TO

TERMINATION AGREEMENT

Provided that the Company has received a release in the form attached hereto as Exhibit A signed by the Executive (the “Release”) at or after the Effective Time, the Executive shall, pursuant and subject to the terms and conditions of this Agreement, be entitled to the following benefits:

Lump Sum Payment

Within 30 days following the Company’s receipt of the Release, the Company shall pay to the Executive a lump sum payment equal to $6,723,200.

Continued Medical Coverage

For a period of 36 months commencing at the Effective Time, the Company shall continue to keep in full force and effect all group medical benefits covering the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such benefits shall have been in effect immediately prior to the Effective Time (such coverage, the “Date of Termination Coverage”) or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such coverage in the same proportion as such costs were shared immediately prior to the Effective Time, provided that the Executive shall have the right, thereafter and for his lifetime, following such 36-month period, to elect to continue to participate, at the Executive’s sole cost at the applicable COBRA rate, in the applicable medical plan or plans.

EXHIBIT A

RELEASE

Alberto-Culver Company (the “Company”) and Howard Bernick (the “Executive”) enter into this Release (this “Release”) on the      day of             , 2006.

W I T N E S S E T H

WHEREAS, the Company and Executive are parties to a Termination Agreement dated January __, 2006 (the “Agreement”);

WHEREAS, as a condition for the receipt of certain benefits to be paid following the date of this Release (the “Benefits”) under the Agreement, Executive has agreed to execute this Release.

NOW THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

(a) General Release. The Executive, on behalf of the Executive and anyone claiming through the Executive, hereby agrees not to sue the Company or any of its divisions, subsidiaries, affiliates or other related entities of the above specified entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date on which this Release is signed and delivered to the Company, including, without limitation, all matters in any way related to the Executive’s employment by the Company, the terms and conditions thereof, the Severance Agreement (as such term is defined in the Agreement), any failure to promote the Executive and the termination or cessation of the Executive’s employment with the Company, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the City of Chicago Human Rights Ordinance or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release shall apply to, or release the Company from, any obligation of the Company contained in the Agreement or any vested or accrued benefit pursuant to any employee benefit or equity plan of the Company (including, but not limited to, the Company’s Key Executive Deferred Compensation Agreement and Executive Deferred Compensation Plan).

The Executive acknowledges that the consideration offered in connection with the Agreement was and is in part for this Release and such portion of such consideration is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive, except as provided in the Agreement.

(b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS RELEASE REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTIVE ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT CERTAIN BENEFITS CALLED FOR IN THE AGREEMENT TO BE PAID FOLLOWING THE DATE OF THIS RELEASE WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH BENEFITS WOULD NOT HAVE BEEN PROVIDED IN THEIR ENTIRETY HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT SUCH BENEFITS ARE IN EXCHANGE IN PART FOR THE SIGNING OF THIS RELEASE; (D) THAT EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS RELEASE SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS RELEASE THEN BECOMES EFFECTIVE AND ENFORCEABLE.

(c) To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties regarding any of the claims released in this Release. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action required to enforce the terms of the Agreement and this Release.

ALBERTO-CULVER COMPANY		EXECUTIVE

By:	/s/ Gary P. Schmidt	/s/ Howard B. Bernick
Name:	Gary P. Schmidt	Howard B. Bernick
Title:	Senior Vice President, General Counsel and Secretary